As filed with the Securities and Exchange Commission on January 22, 2001
                                                     Registration No. 333-39964
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 2 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         Texas                            8090                      75-1458323
(State or Other Jurisdiction        (Primary Standard           (I.R.S. Employer
    of Incorporation or          Industrial Classification   Identification No.)
     Organization)                      Code Number)

                   1301 Capital of Texas Highway, Suite C-300
                            Austin, Texas 78746-6550
                                 (512) 328-0888
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

KENNETH S. SHIFRIN                                   TIMOTHY L. LAFREY
American Physicians Service            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Group, Inc.                                     1900 Frost Bank Plaza
1301 Capital of Texas Highway,     Copy to:      816 Congress Avenue
Suite C-300                                      Austin, Texas 78701
Austin, Texas 78746-6550                           (512) 499-6200
         (512) 328-2892                          Fax: (512) 499-6290
(Name, Address, Including Zip Code,
and Telephone Number Including Area
Code, of Registrant's Agent for Service)


         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                  Proposed        Proposed
Title of Each       Amount         Maximum    Maximum Aggregate       Amount
Class of  To        To Be         Offering       Offering        of Registration
Securities To       Registered    Price Per      Price (2)            fee (3)
be Registered       (1)           Share (2)
(1)
--------------------------------------------------------------------------------
Common Stock       600,000         .8352         $ 501,136           $139.32
($.10 par value     shares
================================================================================

(1) The amount of our common stock, par value $0.10 per share, to be registered is comprised of the maximum number of shares of our common stock issuable upon consummation of the share exchanges described in this Registration Statement.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, based upon the book value of the securities to be received in the share exchanges described in this Registration Statement, calculated as the aggregate of the $501,944 book value of such securities of FemPartners, Inc. (as reflected on the FemPartners, Inc. March 31, 2000 balance sheet). The proposed maximum offering price per share is based on the proposed maximum aggregate offering price divided by the number of shares we are registering.

(3) The registration fee of $139.32 has been calculated pursuant to Rule 457(f)(2) as follows: .000278 multiplied by the aggregate book value, as of March 31, 2000, of the securities we expect to receive in the exchanges.

                              --------------------
         The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  SUBJECT TO COMPLETION, DATED JANUARY 22, 2001

PROSPECTUS

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.

                                 Share Exchange

                                  Common Stock
                                       of
                     American Physicians Service Group, Inc.
                                       for
                        Common Stock of FemPartners, Inc.
                         ------------------------------

We at APSG will offer and exchange, from time to time, up to an aggregate amount of 600,000 shares of APSG's common stock for shares of common stock of FemPartners, Inc.. This prospectus and the share exchange agreements we describe in this prospectus will govern the timing, share amount and other terms of each offer and exchange of our common stock pursuant to the share exchange agreements. The number of shares we issue pursuant to any particular share exchange agreement will depend in significant part on the current trading price of our common stock at the time of the exchange. The National Association of Securities Dealers Automated Quotation System lists our common stock under the symbol "AMPH". On September 19, 2000, the last sale price of our common stock that NASDAQ reported was $3.875 per share. FemPartners does not currently list its common stock on any national securities exchange or NASDAQ.
                         ------------------------------

See "Risk Factors" beginning on page 5 for a discussion of some of the risks you should consider in connection with the exchange offers and in evaluating an investment in our common stock.

                         ------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                         ------------------------------

                    The date of this prospectus is January 22, 2001.

24

                                TABLE OF CONTENTS


AVAILABLE INFORMATION.........................................................1

INCORPORATION BY REFERENCE....................................................1

THE COMPANIES.................................................................2
   American Physicians Service Group, Inc.....................................2
   FemPartners, Inc...........................................................3

RISK FACTORS..................................................................4
   The Trading Volume For Our Common Stock Is Low.............................4
   The Market Price Of Our Common Stock Fluctuates............................5
   FemPartners Is Not A Public Company........................................6
   There Is A Risk Of Litigation Due To Price Declines........................6
   The Registration Statement Relating To This Prospectus Will
    Not Remain Effective Indefinitely.........................................6
   We Cannot Make Assurances As To The Tax Consequences Of
    The Exchange..............................................................7
   Management Shareholders Have Significant Control Over APSG.................7
   We Are Dependent On A Few Customers........................................7
   Our Success Depends On The Results Of Our
    Subsidiaries' Operations..................................................7
   State Or Federal Governmental Authorities Heavily Regulate
    Several Of Our Businesses.................................................8
   We Have Not Paid And Do Not Plan To Pay Dividends..........................8
   Anti-Takeover Provisions Could Prevent Or Delay A Change
    In Control Of APSG........................................................8
   Our Quarterly Operating Results Fluctuate..................................8
   We Are Leveraged...........................................................9

DISCLOSURE AND FORWARD-LOOKING STATEMENTS.....................................10

USE OF PROCEEDS...............................................................10

PLAN OF DISTRIBUTION..........................................................10

FINANCIAL DATA TABLES.........................................................11

HISTORICAL PER SHARE DATA FOR THE APSG SHARES.................................12

REGULATORY APPROVALS..........................................................12

INTERESTS OF CERTAIN PERSONS IN APSG..........................................13

DISSENTERS APPRAISAL RIGHTS...................................................13

FEDERAL INCOME TAX CONSEQUENCES...............................................13

LEGAL MATTERS.................................................................13

EXPERTS.......................................................................13

SUMMARY OF SHARE EXCHANGE AGREEMENTS..........................................13

COMPARATIVE RIGHTS OF APSG'S SHAREHOLDERS AND FEMPARTNERS SHAREHOLDERS........17
   Authorized Capital Stock...................................................17
   Voting Rights..............................................................18
   Dividends..................................................................18
   Election of Directors......................................................18
   Special Meetings of Shareholders...........................................19

   Amendments to Articles of Incorporation and Bylaws.........................19
   Business Combinations......................................................19
   Shareholder Rights Plan....................................................20

ACCOUNTING TREATMENT..........................................................20

U.S. FEDERAL TAX CONSEQUENCES.................................................21

MATERIAL CONTRACTS BETWEEN APSG AND FEMPARTNERS...............................22

INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................................22

INFORMATION ABOUT APSG........................................................22

INFORMATION ABOUT FEMPARTNERS.................................................23

VOTING AND MANAGEMENT INFORMATION.............................................24

WHERE YOU CAN FIND MORE INFORMATION...........................................24

                              AVAILABLE INFORMATION

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf registration" process. Under this shelf process, we may offer and exchange, from time to time, in one or more offerings, shares of our common stock in lieu of cash, at our option, for FemPartners common stock pursuant to the terms and conditions of the share exchange agreements described in this prospectus. See "Summary of Share Exchange Agreements." We presently intend to exchange through these offerings up to a total of 600,000 shares of our common stock. You should read both this prospectus and any prospectus supplement together with additional information we describe under the heading "Where You Can Find More Information."

Your share exchange agreement will govern in all respects the timing, share amounts and other terms of the issuance of our common stock in exchange for your FemPartners common stock. In addition, your share exchange agreement contains conditions that must exist or that you must satisfy prior to the existence of our obligation to exchange our common stock. For example, you must provide a notice of intent to exchange within the time period specified in your share exchange agreement. In addition, your share exchange agreement allows us to delay the exchange for up to 90 days if we believe unstable market conditions exist, such as volatility in the trading price of our common stock or the stock market generally. The delivery of this prospectus does not establish that any or all of the required conditions to the exchange exist, and we may withdraw this prospectus and our offer to transfer our common stock in an exchange, based on any applicable condition or limitation that your share exchange agreement contains. Furthermore, each share exchange agreement allows us to exchange, at our discretion, shares of our common stock, shares of the common stock of Prime Medical Services, Inc., a Delaware corporation, cash, or any combination of our common stock, Prime Medical common stock and cash. APSG does not presently intend to exchange any shares of Prime Medical common stock. If APSG later elects to issue shares of its Prime Medical common stock, APSG will have to register those shares or rely on an exemption from registration. If you are unable to, or elect not to, exchange any of your shares of FemPartners common stock, those shares will, following the exchange, continue to be subject to the existing restrictions upon transfer of those shares. Upon your receipt of our common stock pursuant to the exchange, all rights under your share exchange agreement will terminate.

                           INCORPORATION BY REFERENCE

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT APSG THAT WE HAVE NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO: 1301 CAPITAL OF TEXAS HIGHWAY, SUITE C-300, AUSTIN, TEXAS 78746, ATTENTION: INVESTOR RELATIONS. TO OBTAIN TIMELY DELIVERY, YOU MUST MAKE YOUR REQUEST FOR SUCH INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR EXCHANGE DECISION.

The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is a part of this document,


except for any information superseded by information that we disclose directly or incorporate in this document. This prospectus incorporates by reference the documents set forth below that contain important information about APSG and that we have previously filed with the SEC:

o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

o Our Definitive Proxy Statement, filed with the SEC on May 1, 2000.

o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

o Our Current Report on Form 8-K, as amended, filed with the SEC on September 22, 1999.

o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

o Our Current Report on Form 8-K, filed with the SEC on June 28, 1999.

o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

o Our Current Report on Form 8-K, filed with the SEC on April 20, 1999.


                                  THE COMPANIES

AMERICAN PHYSICIANS SERVICE GROUP, INC.

APSG is a management and financial services firm with affiliates and subsidiaries that provide (among other things): medical malpractice insurance services for doctors; brokerage and investment services to institutions and individuals; lithotripsy services in 31 states; refractive vision surgery services; and, dedicated care facilities for Alzheimer's patients. APSG is a Texas corporation that has been in existence since October 1974. Our principal executive office is located at 1301 Capital of Texas Highway, Suite C-300, Austin, Texas 78746, and our telephone number is (512) 328-0888. For additional or more detailed information regarding our business and subsidiaries, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

On April 6, 1999, we acquired 1,199,400 shares of our common stock in a private transaction pursuant to a letter agreement between APSG, M.J. Whitman Advisers, Inc., Third Avenue Value Fund, and the Third Avenue Value Portfolio of the WRL Series Fund. On June 2, 1999, we acquired 242,000 shares of our common stock in a private transaction pursuant to a share exchange agreement between APSG and Franklin MicroCap Value Fund. In April of 2000, we acquired 200,000 shares of our common stock in a private transaction from Custodial Account of George A. Weissfisch. On May 3, 2000, we announced our intention to repurchase up to 400,000 shares of our common stock that we will use, together with some or all of the shares acquired in the above described purchases, to fulfill our obligations under the share exchange agreements. These share purchases will extend through 2001, the period during which the parties to the share exchange agreements can exercise their rights under the share exchange agreements.

Prime Medical is one of our affiliates. As of April 27, 2000, we owned 2,343,803 shares of Prime Medical common stock, which constitutes 14.5% of the outstanding Prime Medical common stock. Prime Medical is a public medical services company, and is the industry leader in lithotripsy services for the non-invasive treatment of kidney stones. In 1999, Prime Medical entered the refractive vision correction business, whose procedures attempt to correct the eyesight of nearsighted, farsighted and astigmatic individuals. Prime Medical files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read or copy anything Prime Medical files at the following location at the SEC: Public Reference Room 450 Fifth Street, N.W., Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Prime Medical's SEC filings should also be available to the public from commercial document retrieval services and at the internet world wide web site that the SEC maintains at HTTP://WWW.SEC.GOV. You may find more information about Prime Medical by reviewing its most recent Annual Report, which it filed with the SEC on Form 10-K March 30, 2000, and its most recent Definitive Proxy Statement, which it filed with the SEC on May 1, 2000. You will find additional information about Prime Medical at the internet world wide web site that it maintains at http://www.primemedical.com.

FEMPARTNERS, INC.

FemPartners is a medical practice management company that specializes in the management of obstetrics & gynecology and related medical practices. Effective June 30, 1999, Syntera Healthcare Corporation, a company in which we owned an investment, merged into a subsidiary of FemPartners. As a result of the Syntera merger, and assuming the completion of the exchanges under all the share exchange agreements, we believe APSG, together with its executive officers and directors and affiliates, could beneficially own approximately 11% of the total outstanding equity securities of FemPartners upon completion of the exchanges. FemPartners is organized under the laws of the state of Delaware and maintains its principal executive office at 1300 Post Oak Boulevard, Suite 600, Houston, Texas 77056. FemPartners' telephone number is (713) 512-7000.

                                  RISK FACTORS

In addition to reviewing our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and the other documents and information we include or incorporate into this prospectus by reference, including our financial statements and the related notes, you should carefully consider the following factors in evaluating our business and acquiring our common stock. The occurrence of any of the following risks could materially harm our business. In that case the trading price of our common stock could decline dramatically, and you may lose all or part of your investment.

You should consider our prospects in light of the risks, difficulties and uncertainties prevalent in industries that federal or state authorities heavily regulate, such as the financial services, insurance and medical services industries.

It is especially important to keep these risk factors in mind when you read forward-looking statements we include or incorporate into this prospectus by reference, which are statements that relate to future periods and include statements about our:

                  - expected operating results, - market opportunities, and - ability to compete.

You can typically identify forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "continue," the negative of these terms, or other comparable terminology. Forward-looking statements involve risks and uncertainties, and our actual results could differ materially from the results the forward-looking statements describe because of these and other factors.

         The trading volume for our common stock is low and you may have difficulty selling our common stock you receive in the exchange.

The trading volume for our common stock is low, as depicted by the following table:

                            Trading Range and Volume

                                        Range of                 Average Daily
           Month                      Daily Volumes                 Volume
           -----                      -------------                --------
        January 2000                     0 - 45,000                   3,163
        February 2000                    0 - 19,000                   1,920
        March 2000                       0 - 29,000                   4,767
        April 2000                       0 - 206,000                 17,727
        May 2000                         0 - 31,000                   7,328
        June 2000                        2,000 - 24,500               5,432
        July 2000                        0 - 22,000                   5,432
        August 2000                      0 - 33,000                   6,898
        September 2000                   1,000 - 56,000               7,209
        October 2000                     0 - 6,500                    2,913
        November 2000                    0 - 24,000                   7,431
        December 2000                    100 - 126,000               19,266

As a result, quoted prices for our stock may not reflect the actual fair market value of the stock. Also, because of the low volume of trading in our common stock, it may be difficult for you to sell our common stock you receive in the exchange. If you elect to sell only a portion of your shares of our common stock, your sale could adversely affect the price you receive in subsequent sales of our common stock. In addition, the limited trading volume could cause the price to differ among shares you include in a single order to sell, resulting in a significantly lower effective per share sales price than the sales price the NASDAQ quotes at the time of your order to sell. You should consult an experienced investment or financial advisor prior to attempting any sale of our common stock.

         The market price of our common stock fluctuates, and sales of our common stock, including sales by you of shares you acquire in the exchange, could lower the market price of our common stock.

The market price of our common stock can fluctuate widely in response to quarter-by-quarter variations in our operating results, variations in the operating results of our competitors, changes in earnings estimates for APSG by analysts, developments in the industries in which we operate, substantial sales of our common stock, or changes in general economic conditions. The following table illustrates the range of closing prices of our common stock for each quarter of 1999 and for the first two quarters of 2000:

                                                                  Range in Price

                   Period                               High              Low
                   ------                               ----              ---
                   1st Quarter, 1999                    5 1/8            1 7/8
                   2nd Quarter, 1999                    3 7/8            2 1/4
                   3rd Quarter, 1999                   5 1/16            3 7/32
                   4th Quarter, 1999                      7              3 1/2
                   1st Quarter, 2000                   4 1/16            2 15/16
                   2nd Quarter, 2000                   3 7/16            2 11/16
                   3rd Quarter, 2000                    3 7/8            2 3/4
                   4th Quarter, 2000                    3 3/4            1 1/4


Sales of substantial amounts of our common stock in the public market following the exchange will adversely affect the market price of our common stock. We intend to purchase shares of our common stock pursuant to our stock buy-back plan, announced May 3, 2000, and these purchases will affect the market price of our common stock. In addition to the shares of our common stock that you may receive in the exchange, other persons described in this prospectus may also receive shares of our common stock, and those other persons may sell all or a portion of their shares of our common stock prior to or following your exchange.

         FEMPARTNERS DOES NOT CURRENTLY LIST ITS COMMON STOCK ON ANY NATIONAL SECURITIES EXCHANGE OR NASDAQ, AND FEMPARTNERS IS NOT SUBJECT TO ANY PUBLIC REPORTING REQUIREMENTS.

FemPartners has not registered any class of its capital stock with the SEC. As a result, there is no market for the FemPartners common stock, and we cannot require that FemPartners make any information available to the public concerning FemPartners, its financial standing, business plans and results of operations, or the value of the FemPartners common stock. Therefore, it will be difficult, or impossible, for you to obtain the same level of information concerning FemPartners that is available concerning APSG. You should carefully consider this disparity in comparative information, and the risk that you will undervalue your shares of FemPartners common stock, in making any decision to exchange your shares of FemPartners common stock.

         WE MAY BE SUBJECT TO LITIGATION IF OUR COMMON STOCK PRICE DECLINES OR INCREASES SIGNIFICANTLY.

In the past, following significant and abrupt movements in the market price of a publicly traded company's securities, shareholders of that company sometimes institute securities class action litigation that can adversely affect the value of that particular company's common stock. Although we are not involved in any class action securities litigation and have no knowledge of any threatened class action securities litigation against APSG, the exchanges and subsequent sales of our securities, together with our low trading volume, could cause substantial and abrupt declines in the market price of our securities. The occurrence of these circumstances could subject us to class action litigation, resulting in substantial harm to our business, financial condition and results of operations.

         THE REGISTRATION STATEMENT RELATING TO THIS PROSPECTUS WILL NOT REMAIN EFFECTIVE INDEFINITELY.

Although we intend to maintain the effectiveness of the registration statement relating to this prospectus on a continuous basis pursuant to Regulation Section
230.415 promulgated under the Securities Act, we do not intend to maintain its effectiveness after December 31, 2002. After that date, you cannot resell or transfer any of the shares of our common stock you receive in an exchange without relying on an exemption from registration under Federal and state securities laws.

         WE CANNOT MAKE ASSURANCES AS TO THE TAX CONSEQUENCES OF THE EXCHANGE.

Both the exchange and your subsequent sale of our common stock may result in significant tax liabilities to you. You should discuss the potential tax consequences of the exchange with your accounting and legal advisors.

         MANAGEMENT SHAREHOLDERS OF APSG HAVE SIGNIFICANT CONTROL OF APSG AND THE ABILITY TO INFLUENCE THE ELECTION OF DIRECTORS AND OTHER MATTERS FOR WHICH SHAREHOLDER VOTING IS INVOLVED.

Both before and after giving effect to the exchange of our common stock pursuant to the share exchange agreements, our executive officers and directors and their affiliates will beneficially own over 30% of our outstanding common stock, assuming full conversion of all options they may beneficially own. As a result, our management will be able to influence and possibly control the election of APSG's board of directors and the outcome of other corporate actions requiring shareholder approval.

         WE ARE DEPENDENT ON A FEW CUSTOMERS AND THIS DEPENDENCE COULD ADVERSELY AFFECT OUR PROFITABILITY.

Several of our subsidiaries' businesses are highly dependent on a few customers. For example, management fees pursuant to our management agreement with American Physicians Insurance Exchange accounted for approximately 24% of our revenues from continuing operations during 1999. The loss of any of these customers could have a material adverse effect on our business and profitability and the value of our common stock.

         THE SUCCESS OF OUR BUSINESS IS HIGHLY DEPENDENT ON THE RESULTS OF OUR SUBSIDIARIES' OPERATIONS.

We are principally a holding company with assets consisting primarily of stock in our subsidiaries. Consequently, our ability to pay operating expenses and to service our debt is dependent upon the earnings of our subsidiaries and our ability to receive payments from our subsidiaries through loans, dividends or otherwise. We are legally distinct from our subsidiaries, and our subsidiaries have no obligation, contingent or otherwise, to make funds available to us to satisfy our operating expenses. In addition, the ability of our subsidiaries to pay us dividends or other payments is subject to applicable state laws, and claims of any subsidiary's creditors will generally have priority over any claims we may have to the assets of that subsidiary. Accordingly, we cannot provide any assurance that our subsidiaries will be able to make any payments to us, or that payments from our subsidiaries to us, if any, will be sufficient to meet our obligations.

         STATE OR FEDERAL GOVERNMENTAL AUTHORITIES HEAVILY REGULATE SEVERAL OF OUR BUSINESSES.

State and federal authorities subject the insurance, financial services and medical services industries to extensive supervision, regulation and control. Such authorities include, without limitation, state and federal regulatory agencies, statutes and court rulings. We cannot provide any assurance that state or federal authorities having jurisdiction over our businesses will not adopt regulations or take other actions, such as the failure to renew or the revocation of required licenses and certifications, that would have a material adverse effect on our businesses.

         WE HAVE NOT HISTORICALLY PAID DIVIDENDS AND DO NOT HAVE ANY PLANS TO BEGIN PAYING DIVIDENDS.

APSG will pay dividends on its common stock only when, as and if its board of directors declares them. We have never paid a dividend on our common stock. We have no present intention of paying any cash dividends on our common stock in the foreseeable future. Provisions of documents governing our outstanding indebtedness prohibit or limit our ability to declare dividends. Our board of directors currently intends to retain all earnings to provide funds for the growth of our business and for other general business purposes. If our board of directors decides to declare dividends in the future, they will base the amount of dividends upon our earnings, financial condition, capital requirements and other relevant factors.

         ANTI-TAKEOVER   PROVISIONS   IN  OUR  CHARTER   DOCUMENTS,   UNDER  OUR
SHAREHOLDER RIGHTS PLAN AND UNDER TEXAS LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF APSG.

Anti-takeover provisions applicable to the governance of APSG could prevent or delay an acquisition of our business at a premium price or at all. APSG's articles of incorporation and bylaws contain some of these provisions. Texas statutory law governing corporations, as well as APSG's preferred stock rights plan, contain others. Under our rights plan, each outstanding share of our common stock has attached to it one purchase right. Each purchase right entitles its holder to purchase from APSG a unit consisting of one one-thousandth of a share of Series A preferred stock at a price subject to adjustment. The purchase rights automatically attach to and trade together with each share of our common stock. People commonly refer to rights plans such as ours as "poison pills" and we designed our plan to prevent a change of control without the consent of management of APSG.

         WE  EXPECT  QUARTERLY   OPERATING  RESULTS  TO  FLUCTUATE,   WHICH  MAY
NEGATIVELY AFFECT OUR STOCK PRICE.

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include:

o        demand for our products and services;

o our ability to accurately forecast future cash flow needs and obtain financing for cash flow shortfalls on reasonable terms;

o        new products or services that we, or our competitors, offer; and

o general economic conditions and economic conditions specific to industries in which our subsidiaries operate.

As a result of these and other factors, our operating results for any particular quarter may not be indicative of future operating results and you should not rely on them as indications of our future performance. It is also possible that our operating results in one or more quarters will fail to meet the expectations of securities market analysts or investors. In such an event the price of our common stock could decline.

         WE ARE LEVERAGED AND IT COULD ADVERSELY AFFECT OUR OPERATIONS.

We have and will continue to have after the exchange, substantial indebtedness. At July 31, 2000, APSG had bank debt of approximately $4.4 million outstanding under its primary line of credit. APSG may need to draw the remaining $3.1 million under its primary line of credit to satisfy all of its obligations under the share exchange agreements. In addition, APSG has pledged its Prime Medical common stock as collateral to secure APSG's borrowings under its line of credit. If APSG fully draws on its line of credit then unexpected cash needs could present a serious liquidity problem for APSG. The degree to which we are leveraged could have the following additional consequences:

o increase our vulnerability to general adverse economic and industry conditions;

o limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

o require us to dedicate a substantial portion of our cash flow from operations to the payment of our debt with the effect of reducing cash available to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

o limit our flexibility in planning for, or reacting to, changes in our businesses and industries; and

o place us at a competitive disadvantage against less leveraged competitors.

Our ability to make required payments of principal and interest on, or to refinance, our debt will depend on our future performance, which, in turn, depends on general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may need to refinance all or a portion of our debt prior to its maturity, but we may not be able to obtain refinancing on commercially reasonable terms or at all. We cannot provide any assurance that we will generate enough cash flow from operations to make required debt payments and meet our other cash needs. In addition, documents governing our debt contain restrictive covenants that limit our ability to, among other things, borrow additional funds. Any failure on our part to comply with applicable covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our operations. For a more detailed description of our outstanding indebtedness, see "Appendix A - Consolidated Financial Statements," and the notes to the Consolidated Financial Statements, in our Form 10-K for the year 1999.

                    DISCLOSURE AND FORWARD-LOOKING STATEMENTS

This document includes or incorporates by reference "forward-looking statements" concerning APSG that are within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, regarding among other things, our business strategy, our prospects and our financial position. Although we believe that the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions about us and our subsidiaries and affiliates. We disclose or incorporate by reference in this prospectus important factors that could cause actual results to differ materially from our expectations.

The cautionary statements we include in this document expressly qualify all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, in their entirety.

                                 USE OF PROCEEDS

We are registering shares of our common stock for the primary purpose of satisfying our obligations under the share exchange agreements. We will not receive cash proceeds from the exchange of our common stock pursuant to the share exchange agreements. We do not have any current plans with respect to the disposition of the FemPartners common stock received in the exchanges. We will bear all of the filing fees and the expenses of this Registration Statement.

                              PLAN OF DISTRIBUTION

We may offer and exchange, from time to time, in one or more offerings, shares of our common stock in lieu of cash, at our option, for FemPartners common stock pursuant to the terms and conditions of the share exchange agreements. We anticipate that the physicians receiving our common stock pursuant to the share exchange agreements may sell from time to time, in one or more transactions, all or a portion of their shares of our common stock.

FINANCIAL DATA TABLES

The following table represents selected financial data about APSG. For a more complete disclosure of our financial information, your may review our most recent Annual Report, on Form 10-K, for the fiscal year ended December 31, 1999, which we incorporate into this prospectus by reference. All amounts reflected in the table, except per share data, are expressed in thousands.


============================ ================= ============ ================= =========== =========== =========== =============
                               Nine Months                    Nine Months
                                  Ended                          Ended
                             ----------------              -----------------
                               Sept. 30, 2000      1999      Sept. 30, 1999      1998        1997        1996         1995
============================ ================= ============ ================= =========== =========== =========== =============
Net Sales                             $15,456      $18,751           $13,767     $16,403     $13,065     $10,437       $16,124
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
Earnings (loss) from                     $392        $(113)             $191      $1,015      $3,814      $1,948        $2,061
Continuing Operations
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
Earnings (loss) from                    $0.14       $(0.04)            $0.20       $0.20       $0.90       $0.46         $0.54
Continuing Operations Per
Share
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
Total Assets                          $28,428      $29,576           $28,578     $35,496     $32,652     $24,468       $23,740
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
Long-Term Obligations                  $4,816       $3,298            $3,075         ---         ---         ---          $574
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
Redeemable Preferred Stock                ---          ---               ---         ---         ---         ---           ---
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
Cash Dividends per Common                 ---          ---               ---         ---         ---         ---           ---
Share
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
---------------------------- ----------------- ------------ ----------------- ----------- ----------- ----------- -------------
Book Value per Common Share             $7.77        $7.09             $7.09       $5.78       $5.55       $5.03         $4.80
============================ ================= ============ ================= =========== =========== =========== =============

                                       10

                  HISTORICAL PER SHARE DATA FOR THE APSG SHARES

The following table represents the high and low prices of our common stock in the over-the-counter market that NASDAQ reported for the periods indicated:


=============================== ============================ ============================ ============================
                                           High                          Low                    Cash Dividends
                                                                                                   Per Share
=============================== ============================ ============================ ============================
1997
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       First Quarter                      $7 5/8                       $6 3/8                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Second Quarter                     $6 7/8                       $4 3/4                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Third Quarter                      $8 7/8                       $5 7/8                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Fourth Quarter                       $8                           $6                            -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
1998
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       First Quarter                      $7 5/8                       $6 7/8                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Second Quarter                     $7 1/2                       $6 5/8                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Third Quarter                      $7 1/4                       $4 7/8                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Fourth Quarter                     $5 1/2                       $3 1/4                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
1999
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       First Quarter                      $5 1/8                       $1 7/8                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Second Quarter                     $3 7/8                       $2 1/4                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Third Quarter                      $5 1/16                      $3 7/32                         -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Fourth Quarter                       $7                         $3 1/2                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
2000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       First Quarter                      $4 1/16                     $2 15/16                         -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Second Quarter                     $3 7/16                     $2 11/16                         -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Third Quarter                      $3 7/8                       $2 3/4                          -
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Fourth Quarter                     $3 3/4                       $ 1 1/4                         -
=============================== ============================ ============================ ============================


                              REGULATORY APPROVALS

For any of our shares of common stock that we elect to exchange pursuant to a share exchange agreement, we must either obtain an exemption from registration under the Securities Act or register our common stock with the Securities and Exchange Commission. We have filed a registration statement on Form S-4, File No. 333-39964, to register 600,000 shares of our common stock with the SEC.

                      INTERESTS OF CERTAIN PERSONS IN APSG

As of April 27, 2000, ten of our officers and directors (or officers or directors of one of our subsidiaries) beneficially owned 1,111,959 shares of our common stock, assuming the issuance of 560,334 shares subject to options that are presently exercisable or exercisable within 60 days after April 27, 2000, representing 33.6% of the issued and outstanding shares, assuming issuance of shares subject to those options. No vote of our shareholders is necessary for the consummation of the exchange pursuant to the share exchange agreements. You can obtain more information concerning the ownership interests of our officers and directors in our Definitive Proxy Statement, filed with the SEC on May 1, 2000.

                           DISSENTERS APPRAISAL RIGHTS

Since we will not be acquiring a significant ownership interest in FemPartners as a result of the exchange offers, dissenters rights of appraisal are not available.

                         FEDERAL INCOME TAX CONSEQUENCES

Your receipt of our common stock in exchange for FemPartners common stock pursuant to the exchange offers will be a taxable transaction for Federal income tax purposes. See page 16 for a discussion of the U.S. federal tax consequences of the exchange offers.

                                  LEGAL MATTERS

Akin, Gump, Strauss, Hauer and Feld, L.L.P. will pass upon the validity of our shares of common stock that we intend to exchange pursuant to the share exchange agreements.

                                     EXPERTS

We incorporate by reference our consolidated financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999. We also incorporate by reference the report of KPMG LLP, independent certified public accountants. In making these incorporations, we rely upon the authority of KPMG LLP as experts in accounting and auditing.

                      SUMMARY OF SHARE EXCHANGE AGREEMENTS

Syntera specialized in the management of obstetrics & gynecology and related medical practices. In a typical transaction, Syntera acquired the non-medical assets of a physician's practice and signed a long-term management contract with the physician to provide the majority of the non-medical requirements of the practice, such as non-professional personnel, office space, billing and collection, and other day-to-day non-medical operating functions. In turn, the physician practice paid Syntera a variable management fee that rewarded the efficient operation and the expansion of the practice. When Syntera acquired the assets, Syntera paid the physician cash and shares of Syntera's common stock. At that time, we owned an investment in Syntera and, since there was no market for the Syntera common stock, we entered into the share exchange agreements as an added inducement for the physicians to enter into the transactions, and we believed the growth of Syntera would increase the value of our investment.

Prior to any exchanges under the share exchange agreements, each physician exchanged his or her Syntera common stock for FemPartners common stock in the Syntera merger with FemPartners. In order to maintain the goodwill of the physicians, we amended each share exchange agreement in connection with the Syntera merger to allow the respective physicians to exchange their FemPartners common stock (for which there is no market) for a fixed dollar amount of, at our option, our common stock, Prime Medical common stock, cash, or any combination of the foregoing that we elect to use on a case by case basis. APSG does not presently intend to exchange any shares of Prime Medical common stock. If APSG later elects to issue shares of its Prime Medical common stock, APSG will have to register those shares or rely on an exemption from registration.

The first shares of FemPartners common stock that may become eligible for exchange under the share exchange agreements will do so in the first quarter of 2000 and shares of FemPartners common stock may continue to become eligible for exchange into the second quarter of 2002. The following table summarizes share amount and exchange date information for each of the exchange agreements:


                         Total                                       Earliest
                       Shares of                 Gross             Date on Which            Date on Which
   Party to           FemPartners              Exchange              Exchange                 Exchange
   Agreement           Stock(1)                  Value               Can Occur              Must Occur(2)
  -----------         ----------                -------             -----------            ---------------

  Breen                 22,746                 $375,000          February 16, 2000        November 15, 2000
  Neilson               23,883                 $393,750          May 1, 2000              November 28, 2000
  Casanova              23,883                 $393,750          May 1, 2000              November 28, 2000
  Garza                 23,883                 $393,750          May 1, 2000              November 28, 2000
  Columbus(3)              -                       -                     -                        -
  Cavazos, III(4)        9,108                 $150,150          September 30, 2000       April 29, 2001
  Cavazos, Jr.           9,182                 $151,380          September 30, 2000       April 29, 2001
  Jafarnia              28,071                 $462,785          December 31, 2000        July 29, 2001
  Childress             16,741                 $276,000          January 31, 2001         August 30, 2001
  Buten                 20,699                 $341,250          May 19, 2001             December 16, 2001
  Jones                 10,292                 $169,670          July 1, 2001             January 28, 2002
  Berry(5)              19,605                 $497,744          December 1, 2001         June 30, 2002
  Slocki(6)                -                       -                     -                        -
        TOTAL           208,093               $3,605,229
-----------------------------

(1) Figures in this column include shares that FemPartners withheld at the closing of the Syntera merger with FemPartners and that will only be distributed based on the performance, during the first 18 months following closing, of the practices that Syntera managed prior to the Syntera merger, and the absence of claims for indemnification pursuant to the terms of the Syntera merger agreement. Upon an exchange, the physician will tender both the shares he or she actually possesses as well as any right to receive withheld shares. The aggregate number of shares included in this column that were withheld by FemPartners at the closing of the Syntera merger equals 96,333. APSG believes that at least half of these withheld shares will be forfeited pursuant to the terms of the Syntera merger agreement.

(2) If the parties to a share exchange agreement have not agreed upon an exchange date following the earliest date on which the exchange will occur, then, assuming all of the conditions to exchange are satisfied, the exchange must occur on this date. However, each share exchange agreement allows APSG to further delay the exchange for periods of up to 180 days if APSG is completing an underwritten registration of shares of its common stock or if APSG believes, in its sole discretion, that the exchange might depreciate the market value its common stock.

(3) Dr. Columbus has not delivered notice of his intent to exchange prior to the applicable deadline and, consequently, Dr. Columbus may not exercise exchange rights with respect to any of his FemPartners shares and APSG no longer has any obligation under the share exchange agreement with Dr. Columbus.

(4) The share amount reflected for Dr. Cavazos, III does not represent all of the FemPartners' shares that Dr. Cavazos, III holds. Dr. Cavazos, III's share exchange agreement contains vesting provisions which result in his being entitled to exchange only the portion of his FemPartners' shares reflected in the table.

(5) The share amount and gross exchange value for Dr. Berry is subject to reduction pursuant to vesting provisions contained in Dr. Berry's share exchange agreement. If none of the vesting provisions are met, Dr. Berry would be entitled to exchange only 54.8% of his shares for 54.8% of the gross exchange value.

(6) Dr. Slocki and FemPartners entered into a settlement agreement after the closing of the Syntera merger and prior to the date of this prospectus pursuant to which Dr. Slocki surrendered to FemPartners all of his stock in FemPartners. Accordingly, APSG no longer has any obligation under the share exchange agreement with Dr. Slocki.

In any exchange, the physician must tender all of the FemPartners common stock, and rights to receive additional FemPartners common stock, that he obtained pursuant to the Syntera merger. Assuming FemPartners does not declare any stock split, combination, reclassification or the like, we believe the maximum number of shares of FemPartners common stock that can be tendered for exchange totals 208,093 shares. Assuming all of the physicians validly present all of their FemPartners common stock for exchange, the share exchange agreements obligate us to tender approximately $3,605,000 in consideration for those shares. Each physician will be entitled to receive the gross value assigned in his or her share exchange agreement to the shares he or she presents for exchange (subject to any vesting provisions - see table above for the gross value applicable to each share exchange agreement). For example, if all of the physicians are eligible to and do present their shares of FemPartners common stock for exchange, and we elect to pay only cash to satisfy our obligations under the share exchange agreements, then we would pay approximately $3,605,000 in cash to the physicians. Alternatively, and solely for purposes of illustration, if we elect to issue all 600,000 shares of our common stock described in this prospectus, and the NASDAQ quotes $3.00 as the closing bid and ask prices for the five trading days preceding each exchange, then we would pay approximately $1,805,000 in cash in addition to issuing the 600,000 shares. The number of shares of our common stock that we intend to issue in any particular exchange will depend largely upon the aggregate dollar value involved in the exchange, and also upon whether we believe the market price for our common stock accurately reflects the value of our common stock at the time of the exchange.

Please keep in mind, your share exchange agreement contains conditions that must exist or that you must satisfy prior to the existence of our obligation to exchange our common stock. For example, you must provide a notice of intent to exchange within the time period specified in your share exchange agreement. In addition, your share exchange agreement allows us to delay the exchange for up to 90 days if we believe unstable market conditions exist, such as volatility in the trading price of our common stock or the stock market generally. The delivery of this prospectus does not establish that any or all of the required conditions to the exchange exist, and we may withdraw this prospectus and our offer to transfer our common stock in an exchange, based on any applicable condition or limitation that your share exchange agreement contains.

The following is a list of the share exchange agreements which we attached as exhibits to our most recent annual report filed on Form 10-K and which we incorporate into this prospectus by reference:

o Share Exchange Agreement dated August 31, 1999 between APSG and David L. Berry, M.D.

o Share Exchange Agreement dated August 31, 1999 between APSG and Michael T. Breen, M.D.

o Share Exchange Agreement dated August 31, 1999 between APSG and Jonathan B. Buten, M.D.

o Share Exchange Agreement dated August 31, 1999 between APSG and Robert Casanova, M.D.

o Share Exchange Agreement dated August 31, 1999 between APSG and Antonio Cavazos, III, M.D.

o Share Exchange Agreement dated August 31, 1999 between APSG and Antonio Cavazos, Jr., M.D.

o Share Exchange Agreement dated August 31, 1999 between APSG and Joe R. Childress, M.D.

o Share Exchange Agreement dated August 31, 1999 between APSG and Donald Columbus, M.D.

o Share Exchange Agreement dated August 31, 1999 between APSG and Devin Garza, M.D.

o Share Exchange Agreement dated August 31, 1999 between APSG and M. Reza Jafarnia, M.D.

o Share Exchange Agreement dated August 31, 1999 between APSG and Gary L. Jones, M.D.

o Share Exchange Agreement dated August 31, 1999 between APSG and Shelley Nielson, M.D.

o Share Exchange Agreement dated August 31, 1999 between APSG and Lawrence M. Slocki, M.D.

     COMPARATIVE RIGHTS OF APSG'S SHAREHOLDERS AND FEMPARTNERS SHAREHOLDERS

If you elect to exchange your FemPartners common stock for our common stock, Texas law and our articles of incorporation and bylaws will govern your rights as a shareholder. These rights differ from your current FemPartners shareholder rights, which Delaware law and FemPartners' certificate of incorporation and bylaws govern.

We qualify this summary of comparative shareholder rights in its entirety by reference to the Texas Business Corporation Act, Delaware General Corporation Law, and our articles of incorporation and bylaws which we have filed with the SEC. Please understand that FemPartners has not registered its shares with the SEC or any national securities exchange, and thus does not make its financial and business information publicly available. We do not have access to contracts to which FemPartners is a party, and these documents may contain provisions that substantively affect your rights as a FemPartners shareholder. Any comparative information about FemPartners provided below is based solely on our review of Delaware law, a copy of the FemPartners' bylaws provided to us as a shareholder, and the copy of FemPartners' Certificate of Incorporation (and related amendments) on file with the Secretary of State of the State of Delaware. We strongly encourage you to contact FemPartners, in your capacity as a FemPartners shareholder, if you would like to receive additional information concerning your rights.

AUTHORIZED CAPITAL STOCK

Our authorized capital stock consists of 20,000,000 shares of common stock, $0.10 par value, of which 2,745,233 shares were outstanding at the close of business March 27, 2000, and 1,000,000 shares of preferred stock, $1.00 par value, of which no shares were outstanding at the close of business March 27, 2000. Our board of directors has the authority to issue the preferred stock in one or more series, and to determine for each series the number of shares, designation, the dividend and liquidation preferences, voting rights, redemption rights, dividend rates and conversion rights.

FemPartners authorized capital stock consists of 60,271,470 shares, divided into: (i) 50,000,000 shares of common stock, $0.01 par value per share, (ii) 271,470 shares of Series A Redeemable Common Stock, par value $0.01 per share, and (iii) 10,000,000 shares of convertible preferred stock, par value $0.01 per share. FemPartners' board of directors has the authority to issue the preferred stock in one or more series, and to determine for each series the number of shares, designation, the dividend and liquidation preferences, voting rights, redemption rights, dividend rates and conversion rights.

VOTING RIGHTS

Our Articles of Incorporation entitle our shareholders to one vote per share, and they may not cumulate their votes in an election of directors. Under our bylaws, the presence of at least a majority of the outstanding shares entitled to vote is required to constitute a quorum at a meeting of shareholders. In order to elect a particular nominee as a director, the nominee must receive at least a majority of the votes cast at the meeting.

FemPartners' Certificate of Incorporation entitles its stockholders to one vote per share of common stock, and they may not cumulate their votes in an election of directors. Under the FemPartners' bylaws, the presence of at least a majority of the outstanding shares entitled to vote is required to constitute a quorum at a meeting of shareholders. In order to elect a particular nominee as a director, the nominee must receive at least a majority of the votes cast at the meeting.

DIVIDENDS

Our board of directors may declare dividends at their discretion, unless, however, after the distribution of such dividends, we would be insolvent, or the distribution would be greater than our net assets less our stated capital.

Absent any restrictions or conditions imposed by FemPartners' contractual arrangements, the FemPartners' bylaws allow their board of directors to declare dividends at their discretion, unless, however, the distribution of such dividends would exceed FemPartners net assets less its stated capital, or the distribution of dividends would result in FemPartners becoming insolvent. Additionally, under the FemPartners' bylaws, the board of directors currently has the power to set aside, in their sole discretion, any funds from any corporate funds available for dividends distribution before payment of those dividends.

ELECTION OF DIRECTORS

Our board of directors may determine the number of directors by a majority vote of the current directors, provided the number of directors can never be greater than nine without an amendment to the Articles of Incorporation, or less than one. Currently, our board of directors consists of four members. Shareholders elect directors at the annual shareholders' meeting by a majority vote of the shareholders present at the meeting. Shareholders may remove a director or directors for willful and continuous failure to perform their duties, or for gross misconduct, but only at a shareholders meeting that a majority in interest of the shareholders entitled to vote call for that purpose.

The FemPartners' Certificate of Incorporation provides that the terms of directors are staggered into three classes with only one class subject to reelection by FemPartners' stockholders in a given year. The FemPartners' bylaws provide that their board of directors may fix the number of directors by a majority vote of the current directors, provided that the number of directors can be no less than five nor more than seven. Currently, the FemPartners' board of directors consists of five members. Shareholders elect directors at the annual shareholders' meeting by a majority vote of the shareholders present at the meeting, except that the board of directors itself may fill vacancies and new directorships resulting from any increase in the authorized number of directors by a majority vote of those directors then in office. Shareholders may remove a director or directors with or without cause, but only at a shareholders' meeting that a majority in interest of the shareholders entitled to vote call for that purpose.

SPECIAL MEETINGS OF SHAREHOLDERS

At any time, the Chairman of the board of directors of APSG, the president of APSG, or a majority of the board of directors of APSG, exclusively, may call special meetings of the shareholders.

The FemPartners' bylaws provide that a special meeting of the shareholders may be called by the president and shall be called by the president or secretary at the request of a majority of the board of directors, or at the written request of stockholders owning not less than 75% of the entire capital stock of the corporation issued and outstanding and entitled to vote.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

The directors and shareholders may amend our articles of incorporation by a resolution of our board of directors approving the amendment, which the holders of two-thirds of the shares entitled to vote must then approve, with the exception of Article XV of our articles of incorporation, concerning business combinations and fair price provisions. Amending Article XV requires the vote of 66 2/3% of the shares entitled to vote at a special meeting of the shareholders at which a quorum of 80% of the shares entitled to vote is present. Our board of directors may amend the bylaws, as can holders of 80% or more of the shares entitled to vote.

FemPartners' Certificate of Incorporation authorizes FemPartners' board of directors to adopt, amend or repeal FemPartners' bylaws. Under the FemPartners' bylaws, any alteration, amendment, repeal or new bylaws must be adopted by a majority of the Board at any regular or special meeting called for that purpose. The Certificate of Incorporation of FemPartners can be amended by a resolution of FemPartners' board of directors approving the amendment, which the holders of two-thirds of the shares entitled to vote must then approve.

BUSINESS COMBINATIONS

The holders of two-thirds of the shares entitled to vote must approve any plan of merger or other business combination of APSG. However, business combinations with a party who owns 20% or more of our voting stock require the unanimous approval of our board of directors, require approval by holders of not less than 66 2/3% of the shares entitled to vote at a special meeting of the shareholders at which a quorum of 80% of the shares entitled to vote is present, or must meet fair price provisions, including the following:

o the per share price must be the greater of the highest price that the acquiring party is to pay or the market price of our voting securities on the day we announce the business combination,

o the per share price must also be higher than the earnings per share before extraordinary items for the four full quarters prior to the determination date to determine the shareholders eligible to vote on the business combination, multiplied by the higher of 15, or the price/earnings multiple on such determination date, and

o the consideration must be in cash or the same form that the acquiring entity received in its largest acquisition of our voting securities.

The holders of two-thirds of the shares entitled to vote must approve any plan of merger or other business combination of FemPartners.

Shareholder Rights Plan

We have adopted a shareholder rights plan that provides that APSG distribute one

Preferred Share purchase right as a dividend on each outstanding share of our common stock held of record as of the close of business on August 15,1999. People often refer to shareholder rights plans such as ours as "poison pills."

Each Preferred Share purchase right entitles the registered holder to purchase from us, upon the occurrence of triggering events specified in the plan, one one-thousandth of a share of our Junior Participating Preferred Stock, Series A, par value $1.00 per share, at a price of $20 per one one-thousandth of a Preferred Share, subject to adjustment. Generally, each one one-thousandth of a Preferred Share will have rights at least as favorable as one share of our common stock. The rights to acquire the Preferred Shares will be exercisable upon the earlier of (a) a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of our outstanding common stock or (b) the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of our outstanding common stock. The objective of the rights plan is to reduce the risk of an unwanted takeover, which increases the likelihood that our shareholders will receive the long-term value of their investment.

We are not aware of any similar plan or arrangement that FemPartners has adopted.

                              ACCOUNTING TREATMENT

The exchanges, whether for cash, or the shares of APSG, will increase our investment in FemPartners by the amount of the cash or the fair value of the APSG common stock on the date of exchange, as indicated by NASDAQ. Exchanges for cash will require APSG to borrow on its line of credit, increasing long term debt. Exchanges for the common stock of APSG will be accounted for as a re-issuance of treasury stock. Since it is unknown how many, if any, of the physicians will validly present their shares of FemPartners common stock for exchange, or what the value of our common stock and the privately-held FemPartners common stock will be in the future, we will not make any provision related to a potential exchange in our financial statements until the quarter in which the exchange take place.

                          U.S. FEDERAL TAX CONSEQUENCES

The receipt of our common stock, cash, or any combination of the foregoing, in exchange for FemPartners common stock pursuant to the exchange offers will be a taxable transaction for Federal income tax purposes.

The following is a summary of the material Federal income tax consequences of the exchange offers to you and is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation which may be important to you in light of your individual investment circumstances, including if you hold, directly or indirectly, 10% or more of FemPartners common stock, if you acquired your FemPartners common stock as compensation, or if you are subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and foreign taxpayers). In addition, this summary does not address state, local, foreign or alternative tax consequences. We urge you to consult your tax advisors regarding the specific Federal, state, local, and foreign income, alternative tax and other tax consequences of the exchange offers.

Your receipt of our common stock, cash or any combination of the foregoing in exchange for FemPartners common stock pursuant to the exchange offers will be a taxable transaction for Federal income tax purposes. In general, you will recognize gain or loss for Federal income tax purposes equal to the difference between (i) the sum of the fair market value of our common stock received and any cash received in lieu of our common stock, or any fractional share, and (ii) your adjusted basis in the FemPartners common stock exchanged. Assuming the FemPartners common stock exchanged constitutes a capital asset, such gain or loss will be capital gain or loss and will be long-term or short-term gain or loss depending on your holding period in the FemPartners common stock. If you receive our common stock in exchange for FemPartners common stock, you will have a basis in the shares received equal to the fair market value of such shares on the closing of the exchange and the holding period of such shares will begin on the day immediately following the closing date of the exchange.

This summary does not discuss the tax consequences of the transactions in which you received the FemPartners common stock, the transaction in which you received the Syntera common stock, or the tax consequences of the share exchange agreement or other agreements, if any, which gave you the right to enter into the exchange offer. You should consult your own tax advisor regarding the tax consequences of those agreements as the tax consequences of each could materially effect your adjusted basis in any FemPartners common stock you may exchange and the holding period for the FemPartners common stock, which will, in turn, effect the amount of your gain or loss and the character of your gain or loss.

                 MATERIAL CONTRACTS BETWEEN APSG AND FEMPARTNERS

Effective June 30, 1999, Syntera merged into a subsidiary of FemPartners. The FemPartners subsidiary was the surviving corporation in the merger, and all of the Syntera shareholders tendered their Syntera common stock in return for FemPartners common stock. As of the date of this prospectus, we believe APSG, together with its executive officers and directors and affiliates, beneficially owns approximately 8.0% of the total outstanding equity securities of FemPartners. If all the parties to the share exchange agreements other than APSG are able to and do fully exercise their rights under the share exchange agreements, APSG could obtain up to 208,093 additional shares of FemPartners' common stock and, assuming FemPartners' has not issued or redeemed any other shares of capital stock, APSG (together with its executive officers and directors and affiliates) could beneficially own approximately 11% of FemPartners' outstanding equity securities. In calculating the above ownership percentages, we have included shares of FemPartners' common stock that FemPartners issued to the Syntera shareholders but that were retained by FemPartners in escrow pursuant to the Syntera merger agreement. The Syntera shareholders' rights to these withheld shares may be forfeited if FemPartners becomes entitled to receive indemnification under the Syntera merger agreement or if the physician practices that Syntera managed prior to the merger fail to generate a targeted level of income for FemPartners following the merger. We do not believe APSG is likely to receive all of these 274,874 shares. In such an event, the percentages of APSG's ownership of FemPartners will be lower than those described above.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide that APSG will indemnify its officers and directors for any costs or expenses that they may suffer as a result of their duties on behalf of APSG.

With respect to any obligation of APSG to indemnify its controlling persons, directors and officers for liabilities arising under the Securities Act, the SEC has informed APSG that in the SEC's opinion such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             INFORMATION ABOUT APSG

The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference into this prospectus is a part of this document, unless information contained directly in, or incorporated by reference in, this document supersedes any incorporated information. This prospectus incorporates by reference the documents set forth below that contain important information about APSG and that we have previously filed with the SEC:

o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

o Our Definitive Proxy Statement, filed with the SEC on May 1, 2000.

o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

o Our Current Report on Form 8-K, as amended, filed with the SEC on September 22, 1999.

o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

o Our Current Report on Form 8-K, filed with the SEC on June 28, 1999.

o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

o Our Current Report on Form 8-K, filed with the SEC on April 20, 1999.

                          INFORMATION ABOUT FEMPARTNERS

FemPartners, Inc. is a Houston-based physician practice management company specializing in women's healthcare services. Founded in 1996 by both physicians and management, FemPartners is a privately held company owned largely by the physicians it serves. The company seeks to affiliate with preeminent regional obstetrics & gynecology physician practice groups with the objective of helping the groups gain market share, negotiate more favorable managed care contracts, add significant ancillary services and develop state-of-the-art business infrastructures and information systems. FemPartners also aggressively seeks to preserve the local autonomy of each physician group, allowing them to better serve their patients.

Today, FemPartners provides management services to over 70 physicians with more than 25 sites of service in five major markets. In addition, the company is affiliated with over 130 obstetrics & gynecology physicians through its subsidiary, Partners for Women's Health Care, an obstetrics & gynecology single-specialty Independant Practice Association located predominantly in the Greater Houston area.

FemPartners has not registered its shares with the SEC or any national securities exchange, and thus does not make its financial and business information publicly available. Accordingly, we rely solely on information we obtained at FemPartners' publicly accessible internet world wide web site that FemPartners maintains at http://www.fempartners.com. We encourage you to visit their web site, but have not verified and cannot guarantee the accuracy or adequacy of information they provide.

                        VOTING AND MANAGEMENT INFORMATION

None of our affiliates, nor, to our knowledge, any affiliates of FemPartners has any material interest in the exchange offers. Consummation of the exchange offers does not require shareholder approval and APSG will not seek shareholder approval.

Information regarding our voting securities, the principal holders of such voting securities, and each of our officers and directors, is disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and our Definitive Proxy Statement for 2000, each of which we incorporate into this prospectus by reference.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy anything we file with the SEC at the following location:

                                    Public Reference Room
                                    450 Fifth Street, N.W.
                                    Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings should also be available to the public from commercial document retrieval services and at the internet world wide web site that the SEC maintains at http://www.sec.gov. You will find additional information about us at the internet world wide web site that we maintain at http://www.amph.com.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 2.02-1 of the Texas Business Corporation Act provides that a Texas corporation shall have the power to indemnify anyone who was, is, or may become a defendant or respondent to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director of the corporation, provided that (i) such person conducted himself in good faith, (ii) such person reasonably believed (A) that in the case of conduct in his official capacity as a director of the corporation that his conduct was in the corporation's best interests, and
(B) in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, such person has no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that a director is not eligible for indemnification by a corporation. Instead, a person shall be deemed to be liable in respect of any claim, issue or matter only after a court of competent jurisdiction adjudges the person liable and the person has exhausted all available appeals. APSG may not indemnify a director as described above for obligations resulting from a proceeding: (i) in which such person is liable on the basis that he improperly received personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (ii) in which such person is found liable to the corporation (except that in such cases APSG may indemnify such director against reasonable expenses the director actually incurs in connection with the proceeding unless the director's misconduct was willful, in which case APSG may not pay such indemnification).

A corporation may provide indemnification as described above only if a determination of indemnification is made by (a) a majority vote of a quorum of directors who the proceeding does not name as defendants or respondants at the time of voting; (b) if such quorum cannot be obtained, by majority vote of a committee of directors designated to act in the matter by a majority vote of all directors, where the committee consists solely of two or more directors who the proceeding does not name as defendants or respondants at the time of voting; or
(c) by special legal counsel the board of directors selects acting as described in (a), or selects by a committee established as described in (b), or, if no such quorum or committee can exist, by a majority vote of all named defendants or respondents in the proceeding. A court may order indemnification even though APSG does not meet certain of these conditions, if the court deems indemnification proper and equitable; provided, however, that if the court determines that the indemnified person is liable to the corporation or that he improperly received a personal benefit, the court-ordered indemnification cannot exceed the reasonable expenses that the indemnified party actually incurred in connection with the proceeding.

A person may be indemnified by a corporation as previously described against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, provided, that if such a person is found liable to the corporation or is liable on the basis that he or she improperly received a personal benefit, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be available in respect of any proceeding in which the person shall be liable for willful or intentional misconduct in the performance of his duty to the corporation.

A corporation shall indemnify a director against reasonable expenses incurred by him in connection with the proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. In addition, if a director sues a corporation to recover indemnification in such a case, the court, upon ordering the corporation to pay indemnification, shall also award the director his expenses incurred in securing the indemnification.

A corporation may pay, or reimburse a director for, the director's reasonable expenses incurred because he was, is, or may become a defendant or respondent in a proceeding, in advance of any final disposition of the proceeding and without any determination that the director is entitled to such payment or reimbursement under the above- described standards if the director gives the corporation a written affirmation by the director that in good faith he believes that he is eligible for indemnification under Article 2.02-1 of the TBCA and a written undertaking by or on behalf of the director (which must be an unlimited general obligation but that need not be secured, and that may be accepted without reference to the director's financial ability to pay) to repay the amount paid or reimbursed if a court of law or other appropriate authority determines that indemnification for such expenses is prohibited under the standards enumerated above.

Notwithstanding the above, a corporation may pay or reimburse a director for expenses incurred in connection with the director's appearance as a witness or other participation in a proceeding at a time when the director is not a named defendant or respondent in the proceeding.

Article 2.02-1 of the TBCA permits the purchase and maintenance of insurance or another arrangement on behalf of directors, officers, employees and agents of the corporation against any liability asserted against or incurred by them in any such capacity or arising out of the person's status as such, whether or not the corporation itself would have the power to indemnify any such officer or director against such liability; provided, that if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if the shareholders of the corporation have approved including coverage for the additional liability.

Any indemnification of, or advance of expenses to, a director must be reported in writing to shareholders prior to the notice or waiver of notice of the next shareholders' meeting or other action, and, in any case, within the 12-month period immediately following such indemnification or advance.

A  corporation  shall  indemnify  officers  and  others  who are  not  officers, employees, or agents of the corporation, but who are serving at the corporation's request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary for another entity, to the same extent that the corporation indemnifies directors. A corporation may indemnify and advance expenses to such officers and other persons to the same extent that it may indemnify, or advance expenses to, directors.

Article IX of APSG's Restated Articles of Incorporation provides that, to the extent permitted by applicable law and by resolution or other proper action of the board of directors of the Registrant, the Registrant will indemnify its present and former directors and officers, its employees and agents and any other person serving at the request of the Registrant as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, association, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which any such person is, or may become, a party and which may arise by reason of the fact he is or was a person occupying any such office or position. In addition, the Registrant currently maintains directors and officers liability insurance.

Article XVI of APSG's Restated Articles of Incorporation provides that our directors shall not be liable to APSG or its shareholders for monetary damages for an act or omission in the director's capacity as a director except for liability based upon (i) a breach of duty of loyalty to APSG or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act related to an unlawful stock repurchase or payment of a dividend.

In addition to the indemnifications provided by our Restated Articles of Incorporation, we have entered into indemnity agreements with our officers and directors. The agreements generally provide that, to the extent permitted by law, we must indemnify each person for judgements, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that they were was an officer, director or employee of APSG.



The preceding discussion of our indemnification agreements, APSG's Articles of Incorporation and Section 2.02-1 of the Texas Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by the indemnity agreements, Articles of Incorporation and Section 2.02-1 of the Texas Business Corporation Act.

Item 21.      EXHIBITS.

         (2) Share Exchange Agreements (filed as Exhibits to the Annual Report on our Form 10-K for the year ended December 31, 1999 and incorporated herein by reference)

         (3.1) Our Restated Articles of Incorporation (filed as an Exhibit to the Annual Report on our Form 10-K for the year ended December 31, 1999, by reference to our Annual Report on Form 10-K for the year ended December 31, 1990, and incorporated herein by reference)

         (3.2) Our Amended and Restated Bylaws (filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999, by reference to our Annual Report on Form 10-K for the year ended December 31, 1990, and incorporated herein by reference)

         (5) Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (to be filed by amendment)

         (11)     Statement of computation of per share earnings  (filed as Note
                  (6) to our Consolidated Financial Statements filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference)

         (13) Our Annual Report on Form 10-K (incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 1999)

         (21) Our Subsidiaries (incorporated herein by reference to our Annual Report on Form 10-K for the year ended
                  December 31, 1999)

         (23)     (a)    Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         (to be filed by amendment)

                  (b)    Consent of KPMG LLP

Item 22.      UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To deliver or cause to be delivered to with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by
         Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(5) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(6) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

(8) That for the purposes of determining any liability under the Securities Act of 1933, the information omitted, if any, from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A, and the information contained, if any, in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on January 22, 2001.

                                    AMERICAN PHYSICIANS SERVICE GROUP, INC.

                               By:      /s/  W. H. Hayes, Senior Vice President
                               ------------------------------------------------

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                            Date
                          Chairman of the Board, Chief
       *                  Executive Officer and Director        January 22, 2001
-------------------
KENNETH S. SHIFRIN


/S/ W. H. HAYES          Senior Vice President - Finance,
-------------------      Secretary and Chief Financial
W. H. HAYES              Officer (Principal Financial
                         Officer                                January 22, 2001


       *                 Controller (Principal Accounting
-------------------      Officer)                               January 22, 2001
THOMAS R. SOLIMINE


       *                             Director                   January 22, 2001
-------------------
ROBERT L. MYER


       *                             Director                   January 22, 2001
-------------------
BRAD A. HUMMEL

       *                             Director                   January 22, 2001
-------------------
WILLIAM A. SEARLES


 /S/ W. H. HAYES                     * Attorney In Fact         January 22, 2001
-------------------
W. H. HAYES

                                INDEX TO EXHIBITS

Exhibits

         (2) Share Exchange Agreements (filed as Exhibits to our Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference)

         (3.1) Our Restated Articles of Incorporation (filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999, by reference to our Annual Report on Form 10-K for the year ended December 31, 1990, and incorporated herein by reference)

         (3.2) Our Amended and Restated Bylaws (filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999, by reference to our Annual Report on Form 10-K for the year ended December 31, 1990, and incorporated herein by reference)

         (5) Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (to be filed by amendment)

         (11)     Statement of computation of per share earnings  (filed as Note
                  (6) to our Consolidated Financial Statements filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and incorporated herein by reference)

         (13) Our Annual Report on Form 10-K (incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 1999)

         (21) Our Subsidiaries (incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31,
                  1999)

         (23)     (a)    Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         (to be filed by amendment)

                  (b)    Consent of KPMG LLP